Exhibit 14

NYFIX, Inc.
(including all subsidiaries globally)

Code of Business Conduct and Ethics
Adopted January 2004

1.	Introduction

This Code of Business Conduct and Ethics (“Code”) has been adopted by our Board of Directors and summarizes the standards that must guide the actions of our directors, officers and employees. While covering a wide range of business practices and procedures, these standards cannot and do not cover every issue that may arise, or every situation where ethical decisions must be made, but rather set forth key guiding principles that represent Company policies and establish conditions for employment at the Company.

We must strive to foster a culture of honesty and accountability. Our commitment to the highest level of ethical conduct should be reflected in all of the Company’s business activities including, but not limited to, relationships with employees, customers, suppliers, the government and the public, including our shareholders. One of our Company’s most valuable assets is our reputation for integrity, professionalism and fairness. We should all recognize that our actions when we represent the Company are the foundation of our reputation and adhering to this Code and applicable law is imperative.

This Code shall be posted on the Company’s website and be provided in print to shareholders upon request. The Company’s annual report shall state that the Code is available on the Company website and is available in print to shareholders upon request.

2.	Compliance with Laws, Rules and Regulations

In conducting business on behalf of the Company, no employee, officer or director of the Company shall commit an illegal or unethical act, or instruct others to do so. We are strongly committed to conducting our business affairs with honesty and integrity and in full compliance with all applicable laws, rules and regulations.

3.	Equal Opportunity, Non-Discrimination and Fair Employment

The Company’s policies for recruitment, advancement and retention of employees forbid discrimination on the basis of any criteria prohibited by law, including but not limited to race, sex and age. Our policies are designed to see that employees are treated, and treat each other, fairly and with respect and dignity. In keeping with this objective, conduct involving any illegal discrimination or harassment of others will not be tolerated. Copies of our policy have been distributed and are available from our General Counsel.

4.	Protection of Confidential Proprietary Information

Confidential proprietary information generated and gathered in our business is a valuable Company asset. Protecting this information plays a vital role in our continued growth and ability to compete, and all proprietary information should be maintained in strict confidence, except when disclosure is authorized by the Company or required by law.

Proprietary information includes all non-public information that might be useful to competitors or that could be harmful to the Company or its customers if disclosed. Proprietary information encompasses non-public information about our clients, including their trading data. Intellectual property such as trade secrets, patents, trademarks and copyrights and other proprietary information respecting inventions, products designs, methods, know-how, techniques, systems, processes, software programs and works of authorship, as well as business, research and new product plans, projects, proposals, objectives, formulas and strategies, records, databases, salary and benefits data, employee medical information and other personnel files, customer, employee and supplier lists and files and any unpublished financial, marketing or pricing information must also be protected.

Unauthorized use or distribution of proprietary information violates Company policy and could be illegal. Such use or distribution could result in negative consequences for both the Company and the individuals involved, including potential legal and disciplinary actions. We respect the property rights of other companies and their proprietary information and require our employees, officers and directors to observe such rights.

Your obligation to protect the Company’s proprietary and confidential information continues even after you leave the Company, and you must return all proprietary information in your possession upon leaving the Company.

5.	Protection and Proper Use of Company Assets

Protecting Company assets against loss, theft or other misuse is the responsibility of every employee, officer and director. Loss, theft and misuse of Company assets directly impact our profitability. Any suspected loss, misuse or theft should be reported to a manager or supervisor or our General Counsel.

The purpose of the Company’s equipment and supplies is the conduct of our business. They may only be used for Company business consistent with Company guidelines, which permits incidental personal use of equipment and supplies as long as such use does not interfere with and does not impact the Company or its business.

6.	Trading on Inside Information

Using non-public information to trade in securities, or providing a family member, friend or any other person with a “tip”, is illegal. All non-public information about the Company and its prospective and existing clients should be considered inside information and should never be used for personal gain. You are required to familiarize yourself and comply with the Company’s policy against insider trading, copies of which are distributed to all employees, officers and directors and are available from our General Counsel. Before you place an order or enter into a transaction, you should contact our General Counsel with any questions about your ability to buy or sell securities.

7.	Corporate Opportunities

Employees, officers and directors are prohibited from taking for themselves business opportunities that arise through the use of corporate property, information or position. No employee, officer or director may use corporate property, information or position for personal gain, and no employee, officer or director may compete with the Company. Competing with the Company may involve engaging in the same line of business as the Company, or any situation where the employee, officer or director takes away from the Company opportunities for sales or purchases of products, services or interests.

8.	Conflicts of Interest

Our employees, officers and directors have an obligation to act in the best interest of the Company. All employees, officers and directors should endeavor to avoid situations that present a potential or actual conflict between their interest and the interest of the Company.

A “conflict of interest” occurs when a person’s private interest interferes in any way, or even appears to interfere, with the interest of the Company, including its subsidiaries and affiliates. A conflict of interest can arise when an employee, officer or director takes an action or has an interest that may make it difficult for him or her to perform Company work objectively and effectively. Conflicts of interest may also arise when an employee, officer or director (or a family member) receives improper personal benefits as a result of the employee’s, officer’s or director’s position in the Company.

Although it would not be possible to describe every situation in which a conflict of interest may arise, the following are examples of situations that may constitute a conflict of interest:

•	Working, in any capacity, for a competitor, customer or supplier while employed by the Company.

•	Accepting gifts of more than modest value or receiving personal discounts or other benefits as a result of your position in the Company from a competitor, customer or supplier.

•	Competing with the Company for the purchase or sale of property, services or other interests.

•
Having an interest in a transaction involving the Company, a customer or supplier (not including routine investments in publicly traded companies or non-material passive investments in other companies).

•	Receiving a loan or a guarantee of an obligation as a result of your position with the Company.

•	Directing business to a supplier owned or managed by, or which employs, a relative or friend.

•
Using NYFIX property, including but not limited to computer equipment, software, online services, telephones, fax machines, photocopiers and NYFIX stationery for other than NYFIX business purposes, except for incidental personal use that does not interfere with and does not impact the Company or its business.

•	Using confidential information about NYFIX or its clients for financial gain for oneself or unfair advantage for another person.

Situations involving a conflict of interest may not always be obvious or easy to resolve. You should report actions that may involve a conflict of interest to our General Counsel.

In order to avoid conflicts of interest, each of the CEO and senior financial officers, senior executive officers and directors must disclose to the General Counsel any material transaction or relationship that reasonably could be expected to give rise to such a conflict, and the General Counsel shall notify the Corporate Governance and Nominating Committee of any such disclosure. Conflicts of interest involving the General Counsel shall be disclosed to the Corporate Governance and Nominating Committee.

9.	Fair Dealing, Entertainment and Gifts

Each employee, officer and director of the Company should endeavor to deal fairly with customers, suppliers, the public and one another at all times and in accordance with ethical business practices. No one should take unfair advantage of any such other person through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing practice. No payment in any form shall be given or received directly or indirectly to, from or for anyone for the purpose of obtaining or retaining business or obtaining any other favorable action. The Company and the employee, officer or director involved may be subject to disciplinary action as well as potential civil or criminal liability for violation of this policy.

Entertainment of non-government employees in connection with business discussions or the development of business relationships and occasional business gifts are generally deemed appropriate in the conduct of Company business. Gifts should be given or received infrequently and their value should be modest. Any gift equivalent to $200 or more (retail value) is generally deemed to be improper and therefore may not be given or accepted without the prior approval of the Company’s Chief Executive Officer. Gifts of less than $200 in value may also be improper under some circumstances, and the Company expects employees to use their good judgment in deciding whether and when to decline such gifts. Gifts or entertainment in any form that would likely result in a feeling or expectation of personal obligation should not be extended or accepted. Marketing-sponsored and similar events are permitted up to expenditure limits pre-approved by the Marketing Department.

Practices that are acceptable in commercial business environments may be against the law or the policies governing federal, state or local government employees. Therefore, no gifts or business entertainment of any kind may be given to or received from any government employee without the prior approval of our General Counsel.

The Foreign Corrupt Practices Act (“FCPA”) prohibits giving anything of value directly or indirectly to any “foreign official” for the purpose of obtaining or retaining business. When in doubt as to whether a contemplated payment or gift may violate the FCPA, contact our General Counsel before taking any action.

Any person subject to the jurisdiction of a governmental agency or a self-regulatory organization that has a policy on the giving or receipt of gifts or entertainment that is more restrictive than the policy set forth here is required to adhere to that stricter policy. For example, the NASD prohibits any member or person associated with a member from directly or indirectly giving or permitting to be given anything of value, including gratuities, in excess of $100 per individual per year to any person, principal, proprietor, employee, agent or representative of another person where such payment or gratuity is in relation to the business of the employer of the recipient of the payment or gratuity. The NASD considers a gift of any kind to be a gratuity.

10.	Quality of Public Disclosures

The Company has a responsibility to communicate effectively with shareholders so that they are provided with full and accurate information, in all material respects, about the Company’s financial condition and results of operations. Our reports and documents filed with or submitted to the Securities and Exchange Commission and our other public communications shall include full, fair, accurate, timely and understandable disclosure, and the Company has established a Disclosure Control Committee consisting of senior management to assist in monitoring such disclosures.

11.	Nondisparagement of the Company

No employee, officer or director is permitted to make any public or private statement, including statements to the news media, that would disparage the Company or any Company employee, officer, director, or client. These policies are not meant to restrict Company employees, officers and directors from making statements to other Company personnel in the course of carrying out their duties with the Company, from making private statements to persons, other than clients or competitors of the Company or members of the press or the financial community, where those statements do not have a material adverse effect on the Company, or from making statements in good faith that are required by law, regulation or order of any court or regulatory commission, department or agency.

12.	Responding to Outside Inquiries; Communicating With the Media

When the Company provides information to securities analysts, shareholders and government officials, it has an obligation to report accurately and completely all relevant material facts. To see that the Company complies with its obligations, employees, officers and directors who receive inquiries regarding the Company or its activities, results, plans, position on public issues or any other matters or who are otherwise contacted by any of the above entities (other than in the normal course of an employee’s regular duties) must promptly refer such inquiries to Corporate Communications. In addition, no Company employee should make any statements to the news media that disparage or are otherwise harmful to the Company, the Company’s clients or suppliers, or the Company’s employees, officers or directors. This prohibition specifically precludes the disclosure of non-public or confidential information, including but not limited to information regarding acquisitions, mergers, client matters and personnel issues.

13.	Compliance with Antitrust Laws

The antitrust laws prohibit agreements among competitors on such matters as prices, terms of sale to customers and allocating markets or customers. Antitrust laws can be very complex, and violations may subject the Company and its employees to criminal sanctions, including fines, jail time and civil liability. If you have any questions, consult our General Counsel.

14.	Political Contributions and Activities

Any political contributions made by or on behalf of the Company and any solicitations for political contributions of any kind must be lawful and in compliance with Company policies. This policy applies solely to the use of Company assets and is not intended to discourage or prevent individual employees, officers or directors from making political contributions or engaging in political activities on their own behalf. No one may be reimbursed directly or indirectly by the Company for personal political contributions.

15.	Environment, Health and Safety

The Company is committed to conducting its business in compliance with all applicable environmental and workplace health and safety laws and regulations. The Company strives to provide a safe and healthy work environment for our employees and to avoid adverse impact and injury to the environment and communities in which we conduct our business. Achieving this goal is the responsibility of all officers, directors and employees.

16.	Waivers and Amendments

Any waivers of the provisions in this Code for executive officers or directors may only be granted by the Board of Directors and will be promptly disclosed to the Company’s shareholders, on Form 8-K, within two business days of the date of such change or waiver. Any waivers of this Code for other employees may only be granted by our General Counsel. Amendments to this Code must be approved by the Board of Directors and amendments of the provisions in this Code applicable to the CEO and the senior financial officers will also be promptly disclosed to the Company’s shareholders.

17.	Compliance with This Code and Reporting of Any Illegal or Unethical Behavior

All employees, directors and officers are expected to comply with all of the provisions of this Code. The Code will be strictly enforced throughout the Company and violations will be dealt with effectively. Violations of the Code that involve illegal behavior will be reported to the appropriate authorities.

Situations that may involve a violation of ethics, laws or this Code may not always be clear. Employees should report any concerns or questions about violations of laws, rules, regulations or this Code to our General Counsel or, in the case of accounting, internal accounting controls or auditing matters, the Audit Committee of the Board of Directors (see the Process For Reporting and Handling Reports to the Audit Committee).  Interested parties may also communicate directly with the Company’s non-management directors through writing to them c/o NYFIX, Inc., 100 Wall Street 26th Floor, New York, NY 10005.

Any concerns about violations of laws, rules, regulations or this Code by the CEO or any senior financial officer, any senior executive officer or director should be reported promptly to the General Counsel, and the General Counsel shall notify the Corporate Governance and Nominating Committee of any violation. Conflicts of interest involving the General Counsel should be reported to the Corporate Governance and Nominating Committee.

Reporting of any violations of laws, rules, regulations or this Code by the CEO or any senior financial officer, any senior executive officer or director may also be done anonymously in writing mailed to the General Counsel, NYFIX, Inc., 100 Wall Street 26th Floor, New York, NY 10005 or by calling from a telephone that blocks caller ID on outbound calls and leaving a voice mail at (917) 637-1516, which is accessible only by the General Counsel. An anonymous report should provide enough information about the incident or situation to allow the Company to investigate properly. If concerns or complaints require confidentiality, including keeping an identity anonymous, we will endeavor to protect this confidentiality to the extent practical in light of the investigation we undertake, subject to applicable law, regulation or legal proceedings.

The Company encourages all employees, officers and directors to report any suspected violations promptly and intends to thoroughly investigate any good faith reports of violations. An employee who knowingly makes false allegations will be subject to discipline, up to and including termination of employment, in accordance with Company policies and procedures and applicable law. In addition, the Company will not, to the fullest extent permitted by applicable law, indemnify any employee making such a false allegation.

The Company will not tolerate any kind of retaliation for reports or complaints regarding misconduct that were made in good faith. Open communication of issues and concerns by all employees without fear of retribution or retaliation is vital to the successful implementation of this Code. You are required to cooperate in internal investigations of misconduct and unethical behavior.

It shall not be a violation of this Code to take adverse personnel action against an employee that is warranted by legitimate business reasons and does not constitute retaliation for reports or complaints regarding alleged misconduct that were reasonably based and made in good faith.

The Company recognizes the need for this Code to be applied equally to everyone it covers. The Audit Committee of the Board of Directors will have primary authority and responsibility for the enforcement of this Code with respect to accounting, internal accounting controls and auditing matters and our General Counsel will have primary authority and responsibility for the enforcement of the remaining aspects of this Code, subject to the supervision of the Corporate Governance and Nominating Committee. The Company will devote the necessary resources to enable the Audit Committee of the Board of Directors and the General Counsel to establish such procedures as may be reasonably necessary to create a culture of accountability and facilitate compliance with the Code. Questions concerning this Code should be directed to our General Counsel.